Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement, as amended, No. 333-202692 on Form S-3 of our report dated February 22, 2017 relating to the consolidated financial statements and financial statement schedule of Westar Energy, Inc. and subsidiaries, appearing in this Current Report on Form 8-K of Great Plains Energy Incorporated dated March 6, 2017.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

March 6, 2017